ADMINISTRATIVE SERVICES AGREEMENT
The Guardian Insurance & Annuity Company, Inc. (the “Company”), The Merger Fund VL (the “Fund”) and Westchester Capital Management, LLC (the “Adviser”) solely with respect to Schedule A, mutually agree to the arrangements set forth in this Administrative Services Agreement (the “Agreement”) dated __________________.

WHEREAS, the Fund is an open-end management investment company organized as a Delaware statutory trust and registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Company is the issuer of variable annuity contracts and variable life insurance policies (the “Contracts”); and

WHEREAS, the Company has entered into a participation agreement, dated _________________ with the Fund and Westchester Capital Management, LLC (the “Participation Agreement”), pursuant to which the Fund has agreed to make shares of certain of its portfolios, listed in on Schedule A, as such Schedule may be amended from time to time (the “Portfolios”), available for purchase by one or more of the Company’ separate accounts or divisions thereof (each, a “Separate Account”) for Contract owners to allocate Contract value; and

WHEREAS, the Company desires to provide certain administrative and recordkeeping services to Contract owners in connection with their allocation of Contract value and purchase payments to the Portfolios, which services will result in substantial savings to the Fund (“Administrative Services”); and

WHEREAS, the Company desires to be compensated by the Fund for providing such Administrative Services; and

WHEREAS, the Fund desires to retain the Company to provide such services and to compensate the Company for providing such services;

NOW THEREFORE, the Parties agree as follows:

Section I – Representations and Warranties

(A)   The Company represents and warrants that it is an insurance company licensed under the laws of the State of Delaware.  The Company represents and warrants that it will perform its obligations hereunder in accordance with applicable law.

(B)   The Fund represents and warrants that it is duly registered as an investment company under the 1940 Act, as amended, and intends to remain so registered.

Section II – Administrative Services; Payments

(A)   The Company shall perform all Administrative Services with respect to Contract owner values and the Company’s assets from which investments in shares of the Portfolios are made, including, without limitation, the following services:

(1)   Maintaining separate records for each Contract owner, which shall reflect the Portfolio shares purchased and redeemed and Portfolio share balances attributable to such Contract owners.  The Company will maintain an omnibus account with each Portfolio on behalf of Contract owners, and such accounts shall be in the name of the Company (or its nominee) as the record owner of Portfolio shares attributable to such Contract owners.

(2)   Disbursing to or crediting to the benefit of Contract owners all proceeds of redemptions of shares of the Portfolios in relation to Contract owner requests to redeem their Contract value and processing all dividends and other distributions reinvested in shares of the Portfolios.

(3)   Preparing and transmitting to Contract owners, as required by law, periodic statements showing allocations to sub-accounts investing in the Portfolios, purchases and redemptions of Portfolio shares and dividends and other distributions paid in relation to Contract owner transaction requests, and such other information as may be required, from time to time, by Contract owners.

(4)   Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the foregoing services for Contract owners.

(5)   Generating written confirmations to Contract owners, to the extent required by law.

(6)   Administering the distribution to existing Contract owners of Portfolio prospectuses, proxy materials, periodic reports to shareholders and other materials that the Portfolios provide to their shareholders.

(7)   Aggregating and transmitting purchase and redemption orders to the Portfolios on behalf of, or with respect to, Contract owners.

(B)   In consideration of the Company performing the Administrative Services, the Fund agrees to pay or cause to be paid to the Company, quarterly, an administrative services fee at the annual rate provided in Schedule A of the average daily net assets of Portfolio shares held by the Company pursuant to the Participation Agreement.  The Company agrees that it will not seek reimbursement for expenses for performing the Administrative Services under the Fund’s Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act (where applicable).

(C)   The payment to the Company shall be calculated by Company at the end of each calendar quarter and invoiced to the Fund.  The Fund will pay the Company any amounts as to which there is not a good faith dispute within 30 days after receipt of such invoice.

(D)   The Company will furnish to the Fund or their designees such information as the Fund may reasonably request, and will otherwise cooperate with the Fund in the preparation of reports to the Fund’s Board of Trustees concerning this Agreement, as well as any other reports or filing that may be required by law.

Section III – Nature of Payments for Administrative Services

The parties to this Agreement recognize and agree that the payments to the Company are for administration services only and do not constitute payment in any manner for investment advisory services and are not otherwise related to investment advisory services or expenses.  The amount of administration expense payments made to the Company pursuant to this Agreement are not intended to be, and shall not be deemed to be, indicative of actual costs to the Company of providing administration services to the Fund.

Section IV – Maintenance of Records

Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with its respective performance hereunder.  Upon the reasonable request of the Fund, the Company will provide the Fund or its representative copies of all such records.

Section V – Term and Termination

(A)   This Agreement may be terminated with respect to any Portfolio by the Fund or by the Company without penalty, upon sixty (60) days’ prior written notice to the other party.

Section VI – Amendment; Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the administrative services and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by the Parties hereto.

Section VII – Notices

All notices and other communications to either the Company or the Fund will be duly given if mailed, telegraphed or telecopied to the address set forth below, or at such other address as either party may provide in writing to the other party.

The Guardian Insurance & Annuity Company, Inc.
7 Hanover Square, H23-G
New York, NY  10004
Attn:  Equity Counsel

The Merger Fund VL
100 Summit Lake Drive
Valhalla, New York 10595
Attn: Bruce Rubin

Section VIII - Miscellaneous

(A)   Successors and Assigns.  This Agreement shall be binding upon the parties and their transferees, successors and permitted assigns.  The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

(B)   Intended Beneficiaries.  Nothing in this Agreement shall be construed to give any person or entity other than the parties, as well as the Fund, any legal or equitable claim, right or remedy.  Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties, as well as the Fund.

(C)   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(D)   Applicable Law.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to the conflict of law principles thereof.

(E)   Severability.  This Agreement shall be severable as it applies to each Portfolio, and action on any matter shall be taken separately for each Portfolio affected by the matter.  If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of ______________________.

The Guardian Insurance & Annuity Company, Inc.

By:
Name:
Title:

The Merger Fund VL

By:
Name:
Title:

Westchester Capital Management, LLC

By:
Name:
Title:

SCHEDULE A

COMPENSATION

The Company shall receive a fee from the Fund, accrued daily and paid on a quarterly basis, calculated at an annual rate of 0.25% of the Fund’s average daily net assets attributable to shares of the Fund beneficially owned by Owners of the variable life and variable annuity policies offered through the Accounts.

The Company shall receive a fee from the Adviser, accrued daily and paid on a quarterly basis, calculated at an annual rate of 0.15% of the Fund’s average daily net assets attributable to shares of the Fund beneficially owned by Owners of the variable life and variable annuity policies offered through the Accounts.